SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G


                     Under the Securities Exchange Act of 1934
                               (Amendment No. 5)


                           InterCounty Bancshares, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
------------------------------------------------------------------------------
                          (Title of Class of Securities)


                                  45865 E 10 8
------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1998
------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      [   ]   Rule 13d-1(b)
      [   ]   Rule 13d-1(c)
      [ x ]   Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   45865 E 10 8
            ------------
                                  13G

1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      B. Anthony Williams

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)
                                                              ----
                                                           (b)
                                                              ----

3     SEC USE ONLY


4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

                         5     SOLE VOTING POWER

     NUMBER OF                 203,370
      SHARES
   BENEFICIALLY          6     SHARED VOTING POWER
      OWNED
     BY EACH                   188,826
    REPORTING
     PERSON              7     SOLE DISPOSITIVE POWER
      WITH
                               203,370

                         8     SHARED DISPOSITIVE POWER

                               188,826

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      392,196

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      -----

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      12.3%

12    TYPE OF REPORTING PERSON*

      IN

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G


                     Under the Securities Exchange Act of 1934
                               (Amendment No. 5)


                           InterCounty Bancshares, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
------------------------------------------------------------------------------
                          (Title of Class of Securities)


                                  45865 E 10 8
------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1998
------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      [   ]   Rule 13d-1(b)
      [ x ]   Rule 13d-1(c)
      [   ]   Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   45865 E 10 8
            ------------
                                  13G

1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Janet M. Williams

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)
                                                              ----
                                                           (b)
                                                              ----

3     SEC USE ONLY


4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

                         5     SOLE VOTING POWER

     NUMBER OF                 -0-
      SHARES
   BENEFICIALLY          6     SHARED VOTING POWER
      OWNED
     BY EACH                   188,826
    REPORTING
     PERSON              7     SOLE DISPOSITIVE POWER
      WITH
                               -0-

                         8     SHARED DISPOSITIVE POWER

                               188,826

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      188,826

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      -----

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.9%

12    TYPE OF REPORTING PERSON*

      IN

Item 1(a).     Name of Issuer:
---------
               InterCounty Bancshares, Inc.


Item 1(b).     Address of Issuer's Principal Executive Offices:
---------
               48 N. South Street
               Wilmington, Ohio  45177


Item 2(a).     Name of Person Filing:
---------
B.  Anthony Williams
               Janet M. Williams


Item 2(b).     Address of Principal Business Office or, if none,
---------      Residence:

               48 N. South Street
               Wilmington, Ohio  45177


Item 2(c).     Citizenship:
---------
               United States


Item 2(d).     Title and Class of Securities:
---------
               Common Stock


Item 2(e).     CUSIP Number
---------
               45865 E 10 8


Item 3.        If this statement is filed pursuant to Rules 13d-1(b),
------         or 13d-2(b) or (c), check whether the person filing is a:

               (a)[   ]  Broker or Dealer registered under Section 15 of
                         the Act (15 U.S.C. 78o).

               (b)[   ]  Bank as defined in section 3(a)(6) of the Act (15
                         U.S.C. 78c).

               (c)[   ]  Insurance Company as defined in section 3(a)(19)
                         of the Act (15 U.S.C. 78c).

               (d)[   ]  Investment Company registered under section 8 of
                         the Investment Company Act of 1940 (15 U.S.C. 80a-8).

               (e)[   ]  An investment adviser in accordance with section
                         240.13d-1(b)(1)(ii)(E).

               (f)[   ]  An employee benefit plan or endowment fund in
                         accordance with section 240.13d-1(b)(1)(ii)(F).

               (g)[   ]  A parent holding company or control person in
                         accordance with section 240.13d-1(b)(1)(ii)(G).

               (h)[   ]  A savings association as defined in Section 13(b) of
                         the Federal Deposit Insurance Act (12 U.S.C. 1813).

               (i)[   ]  A church plan that is excluded from the definition of
                         an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

               (j)[   ]  A group, in accordance with section 240.13d-1
                         (b)(1)(ii)(J)


Item 4.        Ownership:
------

               (a)   Amount Beneficially Owned:

                     Mr. Williams:   203,370
                     Mrs. Williams:  188,826

               (b)   Percent of Class:

                     Mr. Williams:   12.3%
                     Mrs. Williams:   5.9%

               (c)   Number of shares as to which such person has:

                     Mr. Williams:

                    (i)   sole power to vote or to direct the vote:  203,370

                    (ii)  shared power to vote or to direct the vote:  188,826

                    (iii) sole power to dispose or to direct the disposition
                          of:  203,370

                    (iv) shared power to dispose or to direct the disposition of: 188,826

                     Mrs. Williams:

                    (i)   sole power to vote or to direct the vote:  -0-

                    (ii)  shared power to vote or to direct the vote:  188,826

                    (iii) sole power to dispose or to direct the disposition
                          of:  -0-

                    (iv) shared power to dispose or to direct the disposition of: 188,826

               Mr. Williams holds 203,370 shares in his name, and Mrs. Williams holds 188,826 shares in her name. Mr. Williams may be presumed to share beneficial ownership of his wife's shares.


Item 5.        Ownership of Five Percent or Less of a Class:
------
               Inapplicable


Item 6.        Ownership of More Than Five Percent on Behalf of Another Person:
------
               Inapplicable

Item 7.        Identification and Classification of the Subsidiary Which
------         Acquired the Security Being Reported on by the Parent Holding
               Company:

               Inapplicable

Item 8.        Identification and Classification of Members of the Group:
------
               Inapplicable

Item 9.        Notice of Dissolution of Group:
------
               Inapplicable

Item 10.       Certification:
-------
               Mr. Williams:  Inapplicable

               Mrs. Williams: By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



Signature:

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




January 27, 1999                  /s/ B. Anthony Williams
-----------------------------     ---------------------------------------------
Date                              B. Anthony Williams




January 27, 1999                  /s/ Janet M. Williams
-----------------------------     ---------------------------------------------
Date                              Janet M. Williams